Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Contingent Absolute Return Autocallable Optimization Securities linked to the common stock of Alcoa Inc. due January 26, 2015	$1,258,000.00	$162.03
Contingent Absolute Return Autocallable Optimization Securities linked to the common stock of Celgene Corporation due January 26, 2015	$7,801,740.00	$1,004.86
Contingent Absolute Return Autocallable Optimization Securities linked to the common stock of Yahoo! Inc. due January 26, 2015	$4,497,500.00	$579.28

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 31, 2012)

UBS AG Contingent Absolute Return Autocallable Optimization Securities

UBS AG $1,258,000 Securities linked to the common stock of Alcoa Inc. due January 26, 2015

UBS AG $7,801,740 Securities linked to the common stock of Celgene Corporation due January 26, 2015

UBS AG $4,497,500 Securities linked to the common stock of Yahoo! Inc. due January 26, 2015

Investment Description

UBS AG Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the common stock of a specific company (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities, or not close below the trigger price on the final valuation date. If the underlying equity closes at or above the initial price on any observation date, UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the underlying equity closes at or above the trigger price on the final valuation date, UBS will repay your principal amount plus a return equal to the absolute value of the percentage decline of the price of the underlying equity from the trade date to the final valuation date (the “contingent absolute return”). If by maturity the Securities have not been called and the underlying equity closes below the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Absolute Return at Maturity — If by maturity the Securities have not been called and the price of the underlying equity closes at or above the trigger price on the final valuation date, UBS will repay your principal amount plus a return at maturity equal to the contingent absolute return. If the price of the underlying equity closes below the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	January 17, 2014
Settlement Date	January 23, 2014
Observation Dates*	Quarterly (see page 4)
Final Valuation Date*	January 20, 2015
Maturity Date*	January 26, 2015

*	Subject to postponement in the event of a market disruption event. See “Observation Dates”, “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the CARS product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE CONTINGENT ABSOLUTE RETURN AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These terms relate to three separate Securities we are offering. Each of the three Securities is linked to the common stock of a different company and each of the three Securities has a different call return rate, initial price and trigger price. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Equity Ticker	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Alcoa Inc.	AA	11.50% per annum*	$11.36	$9.09, which is 80% of the Initial Price	90271T398	US90271T3986
Common stock of Celgene Corporation	CELG	14.40% per annum*	$167.04	$125.28, which is 75% of the Initial Price	90271T406	US90271T4067
Common stock of Yahoo! Inc.	YHOO	13.78% per annum*	$40.01	$30.01, which is 75% of the Initial Price	90271T414	US90271T4141

*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

The estimated initial value of the Securities as of the trade date is (i) $9.7280 for Securities linked to the common stock of Alcoa Inc., (ii) $9.7690 for Securities linked to the common stock of Celgene Corporation and (iii) $9.7600 for Securities linked to the common stock of Yahoo! Inc. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Contingent Absolute Return Autocallable Optimization Securities (“CARS”) product supplement relating to the Securities, dated January 31, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Alcoa Inc.	$1,258,000.00	$10.00	$18,870.00	$0.15	$1,239,130.00	$9.85
Securities linked to the common stock of Celgene Corporation	$7,801,740.00	$10.00	$117,026.10	$0.15	$7,684,713.90	$9.85
Securities linked to the common stock of Yahoo! Inc.	$4,497,500.00	$10.00	$67,462.50	$0.15	$4,430,037.50	$9.85

UBS Financial Services Inc. Pricing Supplement dated January 17, 2014	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	CARS product supplement dated January 31, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512030973/d291373d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Contingent Absolute Return Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “CARS product supplement” mean the UBS product supplement, dated January 31, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates or will close at or above the trigger price on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return if the Securities are called, and to the contingent absolute return (as limited by the trigger price) if the Securities have not been called.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are willing to invest in the Securities based on the applicable call return rate indicated on the cover hereof.

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date exposing you to the negative underlying return at maturity.

♦	You seek an investment that participates in the full appreciation, or benefits fully from any depreciation, in the price of the underlying equity or that has unlimited return potential.

♦	You are unwilling to invest in the Securities based on the applicable call return rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities.

Final Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term(1)	Approximately 12 months, unless called earlier.
Underlying Equity	The common stock of specific company, as indicated on the first page of this pricing supplement.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of (i) 11.50% per annum for Securities linked to the common stock of Alcoa Inc., (ii) 14.40% per annum for Securities linked to the common stock of Celgene Corporation and (iii) 13.78% per annum for Securities linked to the common stock of Yahoo! Inc.
Call Price	The call price equals the principal amount per Security plus the applicable call return.
The table below reflects the call return rate of 11.50% per annum for Securities linked to the common stock of Alcoa Inc.

Observation Dates(1)	Call Settlement Dates	*Call Return	*Call Price (per Security)
April 17, 2014	April 22, 2014	2.875%	$10.2875
July 17, 2014	July 21, 2014	5.750%	$10.5750
October 17, 2014	October 21, 2014	8.625%	$10.8625
January 20, 2015	January 26, 2015	11.500%	$11.1500

The table below reflects the call return rate of 14.40% per annum for Securities linked to the common stock of Celgene Corporation.

Observation Dates(1)	Call Settlement Dates	*Call Return	*Call Price (per Security)
April 17, 2014	April 22, 2014	3.600%	$10.3600
July 17, 2014	July 21, 2014	7.200%	$10.7200
October 17, 2014	October 21, 2014	10.800%	$11.0800
January 20, 2015	January 26, 2015	14.400%	$11.4400

The table below reflects the call return rate of 13.78% per annum for Securities linked to the common stock of Yahoo! Inc.

Observation Dates(1)	Call Settlement Dates	*Call Return	*Call Price (per Security)
April 17, 2014	April 22, 2014	3.445%	$10.3445
July 17, 2014	July 21, 2014	6.890%	$10.6890
October 17, 2014	October 21, 2014	10.335%	$11.0335
January 20, 2015	January 26, 2015	13.780%	$11.3780

* Call return and call price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to:

$10.00 + ($10.00 x contingent absolute return).

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return).

Underlying Return	Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Trigger Price	A percentage of the initial price of the underlying equity, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Initial Price	The closing price of the underlying equity on the trade date, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

(1)	Subject to the market disruption event provisions set forth in the CARS product supplement beginning on page PS-31.

Investment Timeline

Trade Date	The closing price of the underlying equity is observed, the trigger price is determined and the call return rate is set.

Quarterly

The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Securities are called, UBS will pay the call price for the applicable observation date, which is equal to the principal amount plus the applicable call return.

Maturity Date

If the Securities have not been called and the final price is equal to or greater than the trigger price, UBS will pay an amount in cash equal to:

$10.00 + ($10.00 x contingent absolute return)

per Security

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return)

per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the first page of this pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months
Initial Price:	$20.00
Call Return Rate:	10.00% per annum (or 2.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$15.00 (which is 75.00% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$25.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.2500

Since the Securities are called on the first observation date, UBS will pay you on the call settlement date a total call price of $10.25 per $10.00 principal amount (2.50% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$16.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$17.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$16.50 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$21.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$11.0000

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $11.00 per $10.00 principal amount (10.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price

Closing Price at first Observation Date:	$16.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$17.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$16.50 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$18.00 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 x Contingent Absolute Return) $10.00 + ($10 x 10%) $10.00 + $1.00
$11.0000

Since the Securities are not called and the final price is above or equal to the trigger price, at maturity UBS will pay you a total of $11.0000 per $10.00 principal amount (10% total return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price

Closing Price at first Observation Date:	$16.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$17.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$13.50 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at Final Valuation Date:	$10.00 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return) $10.00 + ($10 × -50%) $10.00 - $5.00 $5.0000

Since the Securities are not called and the final price is below the trigger price, at maturity UBS will pay you a total of $5.0000 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in each of the Securities is not equivalent to investing in each underlying equity. These risks are explained in more detail in the “Risk Factors” section of the CARS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will pay you an amount in cash equal to the principal amount plus a return equal to the product of the principal amount multiplied by the contingent absolute return only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, the contingent absolute return will not apply and you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent absolute return, and any contingent repayment of your principal, applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

Your potential return on the Securities is limited — The return potential of the Securities resulting from an automatic call is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, your potential gain on the Securities from the contingent absolute return will be limited by the trigger price. Because your ability to receive a return on the Securities equal to the contingent absolute return is available only if the Securities are not called and if the final price is not less than the trigger price, you will not benefit from any further depreciation of the final price below the trigger price and in that case will not receive a contingent absolute return and will lose some or all of your investment in an amount proportionate to the negative underlying return.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is set on the trade date, an equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as three months after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuers, please see “Information about the Underlying Equities” and “Alcoa Inc.,” “Celgene Corporation” and “Yahoo! Inc.” below and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single stock risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation, even though you may be subject to any decline in the price of the underlying equity.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you may lose some or all of your initial investment.

♦

There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity and the underlying equity issuer. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity issuer. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price and trigger price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the CARS product supplement or this pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-33 of the CARS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the call price is payable to you on any call settlement date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the call return rate, trigger price, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Equities

All disclosures contained in this pricing supplement regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012 and 2013. Partial data is provided for the first calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Alcoa Inc.

According to publicly available information, Alcoa Inc. (“Alcoa”) is a global company engaged in the production and management of primary aluminum, fabricated aluminum, and alumina combined. Alcoa’s non-aluminum products include precision castings, aerospace and industrial fasteners. Alcoa’s products are used worldwide in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics and industrial applications. Alcoa has investments and operating activities in, among others, Australia, Brazil, China, Iceland, Guinea, Russia, and the Kingdom of Saudi Arabia. Alcoa’s operations consist of four worldwide segments: Alumina, Primary Metals, Global Rolled Products, and Engineered Products and Solutions. Information filed by Alcoa with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03610, or its CIK Code: 0000004281. Alcoa’s website is http://www.alcoa.com. Alcoa’s common stock is listed on the New York Stock Exchange under the ticker symbol “AA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Alcoa’s common stock, based on the daily closing prices on the primary exchange for Alcoa. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Alcoa’s common stock on January 17, 2014 was $11.36. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$17.45	$12.73	$14.24
4/1/2010	6/30/2010	$15.03	$10.06	$10.06
7/1/2010	9/30/2010	$12.21	$10.00	$12.11
10/1/2010	12/31/2010	$15.39	$11.92	$15.39
1/3/2011	3/31/2011	$17.65	$15.64	$17.65
4/1/2011	6/30/2011	$18.13	$14.73	$15.86
7/1/2011	9/30/2011	$16.49	$9.57	$9.57
10/3/2011	12/30/2011	$11.57	$8.52	$8.65
1/3/2012	3/30/2012	$10.76	$9.16	$10.02
4/2/2012	6/30/2012	$10.17	$8.30	$8.75
7/2/2012	9/28/2012	$9.84	$8.02	$8.85
10/1/2012	12/31/2012	$9.21	$8.05	$8.68
1/2/2013	3/29/2013	$9.32	$8.35	$8.52
4/1/2013	6/28/2013	$8.87	$7.75	$7.82
7/1/2013	9/30/2013	$8.55	$7.70	$8.12
10/1/2013	12/31/2013	$10.69	$7.86	$10.63
1/2/2014*	1/17/2014*	$11.36	$10.10	$11.36

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through January 17, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Alcoa’s common stock from January 3, 2000 to January 17, 2014, based on information from Bloomberg. The dotted line represents the trigger price of $9.09, which is equal to 80% of the closing price on January 17, 2014. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Celgene Corporation

According to publicly available information, Celgene Corporation (“Celgene”) is a global biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases. Celgene’s primary commercial stage products include REVLIMID®, VIDAZA®, ABRAXANE®, THALOMID® (inclusive of Thalidomide Celgene®), and ISTODAX®. REVLIMID® is an oral immunomodulatory drug marketed in the United States other markets, in combination with dexamethasone, for treatment of patients with multiple myeloma who have received at least one prior therapy. VIDAZA® is a pyrimidine nucleoside analog that has been shown to reverse the effects of DNA hypermethylation and promote subsequent gene re-expression. ABRAXANE® is a solvent-free chemotherapy treatment option for metastatic breast cancer and non-small cell lung cancer. In combination with dexamethasone, THALOMID® is marketed for patients with newly diagnosed multiple myeloma and for the acute treatment of the cutaneous manifestations of moderate to severe erythema nodosum leprosum, or ENL, an inflammatory complication of leprosy, and as maintenance therapy for prevention and suppression of the cutaneous manifestation of ENL recurrence. ISTODAX® is approved in the United States for the treatment of cutaneous T-cell lymphoma, or CTCL, in patients who have received at least one prior systemic therapy and for the treatment of peripheral T-cell lymphoma, or PTCL, in patients who have received at least one prior therapy. Information filed by Celgene with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34912, or its CIK Code: 0000816284. Celgene’s website is http://www.celgene.com. Celgene’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “CELG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Celgene’s common stock, based on the daily closing prices on the primary exchange for Celgene. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Celgene’s common stock on January 17, 2014 was $167.04. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$65.02	$54.77	$61.96
4/1/2010	6/30/2010	$63.40	$50.82	$50.82
7/1/2010	9/30/2010	$58.46	$49.02	$57.61
10/1/2010	12/31/2010	$62.95	$55.55	$59.14
1/3/2011	3/31/2011	$60.02	$49.50	$57.53
4/1/2011	6/30/2011	$60.95	$55.35	$60.32
7/1/2011	9/30/2011	$65.56	$51.85	$61.92
10/3/2011	12/30/2011	$68.01	$60.22	$67.60
1/3/2012	3/30/2012	$78.50	$67.22	$77.52
4/2/2012	6/30/2012	$80.29	$59.45	$64.16
7/2/2012	9/28/2012	$77.27	$62.95	$76.40
10/1/2012	12/31/2012	$82.08	$71.30	$78.72
1/2/2013	3/29/2013	$115.91	$81.10	$115.91
4/1/2013	6/28/2013	$130.17	$112.20	$116.91
7/1/2013	9/30/2013	$154.61	$118.91	$153.93
10/1/2013	12/31/2013	$170.77	$144.45	$168.96
1/2/2014*	1/17/2014*	$171.94	$162.62	$167.04

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through January 17, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Celgene’s common stock from January 3, 2000 to January 17, 2014, based on information from Bloomberg. The dotted line represents the trigger price of $125.28, which is equal to 75% of the closing price on January 17, 2014. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Yahoo! Inc.

According to publicly available information, Yahoo! Inc. (“Yahoo”), together with its subsidiaries, is a digital media company. Yahoo offers a variety of products and services, many of them personalized, including search, content, and communications tools. Yahoo provides online properties and services (“Yahoo! Properties”) to users as well as a range of marketing services designed to reach and connect a distribution network of third-party entities that have integrated its advertising offerings into their Websites or other offerings. Offerings to users on Yahoo! Properties currently fall into four categories: Yahoo.com; Communications; User-Generated Content; and Mobile & Emerging Products. Yahoo.com‘s offerings include Yahoo! Search, Yahoo! News and Yahoo! Sports. Yahoo’s Communications and Communities offerings, including Yahoo! Mail and Yahoo! Messenger. User-Generated Content offerings include Yahoo! Groups, Yahoo! Answers and Flickr. Mobile & Emerging Products offerings include IntoNow from Yahoo! and Yahoo! Connected TV. Yahoo manages its business in three geographical segments: the Americas, EMEA (Europe, Middle East and Africa) and Asia Pacific. Information filed by Yahoo with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-28018, or its CIK Code: 0001011006. Yahoo’s website is http://www.yahoo.com. Yahoo’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “YAHOO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Yahoo’s common stock, based on the daily closing prices on the primary exchange for Yahoo. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Yahoo’s common stock on January 17, 2014 was $40.01. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$17.23	$14.79	$16.53
4/1/2010	6/30/2010	$18.97	$13.83	$13.83
7/1/2010	9/30/2010	$15.52	$13.08	$14.17
10/1/2010	12/31/2010	$17.02	$14.23	$16.63
1/3/2011	3/31/2011	$17.77	$15.58	$16.65
4/1/2011	6/30/2011	$18.65	$14.69	$15.04
7/1/2011	9/30/2011	$15.81	$11.09	$13.16
10/3/2011	12/30/2011	$16.71	$13.53	$16.13
1/3/2012	3/30/2012	$16.31	$14.42	$15.22
4/2/2012	6/30/2012	$15.83	$17.78	$15.83
7/2/2012	9/28/2012	$16.22	$14.65	$15.98
10/1/2012	12/31/2012	$19.90	$15.68	$19.90
1/2/2013	3/29/2013	$23.59	$18.99	$23.53
4/1/2013	6/28/2013	$27.30	$23.26	$25.11
7/1/2013	9/30/2013	$33.55	$24.99	$33.16
10/1/2013	12/31/2013	$40.85	$32.11	$40.44
1/2/2014*	1/17/2014*	$41.23	$39.59	$40.01

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through January 17, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Yahoo’s common stock from January 13, 2004 to January 17, 2014, based on information from Bloomberg. The dotted line represents the trigger price of $30.01, which is equal to 75% of the closing price on January 17, 2014. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the CARS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally not recognize any income or loss with respect to your Securities prior to their maturity, automatic call, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the discussion below, such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less).

However, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon maturity of your Securities is determined, even though you will not receive any amounts from the Issuer in respect of your Securities prior to the maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the maturity of your Securities, and such holding period may be treated as less than one year even if you receive cash upon the maturity of your Securities at a time that is more than one year after the beginning of your holding period.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-48 of the CARS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

There may be also a risk that the Internal Revenue Service could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the underlying equity.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the CARS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.

We will not attempt to ascertain whether the issuer of any of the underlying equity would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that he payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations, (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the underlying stocks) including possibly the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. The Securities will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Securities at the original issue price to the public. The Agents may resell the Securities to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.